Exhibit 5.1

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

September 18, 2013	Main Tel +1 312 782 0600
Main Fax +1 312 701 7711
Textura Corporation	www.mayerbrown.com
1405 Lake Cook Road
Deerfield, Illinois 60015

Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Textura Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (File No. 333-191069), as amended (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to (i) the offer and sale by the Company of 1,687,000 shares of common stock of the Company, $0.001 par value per share (the “Primary Shares”), including up to 687,000 shares issuable upon exercise of an over-allotment option granted by the Company; and (ii) the offer and sale of 3,586,559 shares by certain stockholders of the Company (the “Secondary Shares”).

As counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction of the Company’s certificate of incorporation and the Company’s bylaws, each as amended, restated and supplemented, the resolutions of the board of directors of the Company and such records of the Company, certificates and other documents and such questions of law as we considered necessary or appropriate for purposes of this opinion. As to certain factual matters, we have relied, to the extent we deem such reliance proper, upon certificates of public officials and officers of the Company. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Subject to the foregoing, we are of the opinion that (i) the Primary Shares have been duly authorized and, and when issued, delivered and paid for in accordance with the Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to the Registration Statement, will be validly issued, fully paid and non-assessable; and (ii) the Secondary Shares have been duly authorized and are validly issued, fully paid and non-assessable; provided, however, with respect to 143,808 Secondary Shares that will be issued upon the exercise of options and a warrant prior to their sale and delivery in accordance with the Underwriting Agreement, such shares will be validly issued, fully paid and non-assessable upon exercise and payment in compliance with the terms of the options and warrant pursuant to which  the shares are to be issued prior to the completion of the offering.

The opinion expressed above is limited to the Delaware General Corporation Law and we express no opinion with respect to any other laws.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus forming a part of the Registration Statement under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Very truly yours,

/s/ Mayer Brown LLP
Mayer Brown LLP